UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 13, 2012

WUHAN GENERAL GROUP (CHINA), INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone

Wuhan, Hubei 430200

People’s Republic of China

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Withdrawal of request for hearing before Nasdaq Hearing Panel

On June 13, 2012, Wuhan General Group (China), Inc. (the “Company”), withdrew its request for a hearing before The NASDAQ Stock Market LLC (“Nasdaq”) Hearings Panel. As a result, the Company’s common stock (the “Common Stock”) was suspended from listing on Nasdaq on June 15, 2012. The Common Stock is currently quoted on the OTCQB Pink Sheets, under the same symbol as it was listed under on Nasdaq: “WUHN”.

As previously disclosed, on May 17, 2011, the Company received a letter from the Nasdaq stating that, based on the closing bid price of the Common Stock for the last 30 consecutive business days, the Company did not meet the minimum bid price requirement for continued listing set forth in Listing Rule 5550(a)(2) (the “Rule”).  In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a grace period of 180 calendar days, until November 14, 2011, to regain compliance with the minimum bid price requirement.  The Company did not regain compliance by November 14, 2011. On November 15, 2011, Nasdaq granted the Company an additional extension of 180 calendar days, until May 11, 2012, to meet the minimum bid price requirement.

On May 14, 2012, the Company received written notification (the “Notification”) from Nasdaq stating that the Company’s common stock was subject to delisting from Nasdaq, pending the Company’s opportunity to request a hearing before the Nasdaq Hearings Panel (the “Panel”). The Notification stated that the Company had not regained compliance with the Rule and if the Company did not request an appeal before the Panel on or before May 21, 2012, the Company’s common stock would be scheduled for delisting at the opening of business on May 23, 2012.

As previously reported, the Company determined that it would appeal Nasdaq’s determination, and it submitted a request for a hearing before the Panel on May 18, 2012, which stayed the delisting of the Common Stock pending the Panel’s decision. However, the Company withdrew its request for a hearing before the Panel on June 13, 2012, and as a result, the Common Stock was suspended from listing on Nasdaq at the open of business on June 15, 2012. In a letter from Nasdaq dated June 13, 2012, Nasdaq stated that it will file a Form 25 Notification of Delisting with the Securities Exchange Commission when all internal appeal periods have run, which will delist the Common Stock from Nasdaq.

Non-compliance with Nasdaq Listing Rule 5605

In addition to not complying with the Rule, the Company remained non-compliant with Nasdaq Listing Rule 5605. On December 12, 2011, David K. Karnes, an independent director and a member of the Company’s Audit Committee and Compensation Committee, decided not to stand for re-election as a member of the Company’s board of directors (the “Board”) at the Company’s annual meeting on December 28, 2011. As a result of Mr. Karnes’s departure, the Company was not in compliance with Nasdaq Listing Rule 5605, as the Board was no longer comprised of a majority of independent directors and the audit committee of the Board was no longer comprised of at least three independent directors.

On December 29, 2011, the Company received a letter from Nasdaq indicating that effective as of December 28, 2011 the Company would no longer be in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. Pursuant to Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4)(A), the Company was given a cure period during which it is required to regain compliance with these listing rules. Under the listing rules, the Company had until the earlier of the Company’s next annual stockholders’ meeting or December 28, 2012.

On May 23, 2012, the Board unanimously appointed Yaojun (Larry) Liu as a member of the Board and as a member of the Audit Committee, to hold office until the next annual shareholder meeting or until removed from office in accordance with the Company’s bylaws. The Board had determined that Mr. Liu qualifies as independent in accordance with the listing requirements of Nasdaq. As a result of Mr. Liu’s appointment to the Board and the Audit Committee, the Company believed that it has regained compliance with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605.

On June 13, 2012, Nasdaq notified the Company that the appointment of Mr. Liu does not satisfy compliance with Nasdaq Listing Rule 5605. Nasdaq’s decision was based on Mr. Liu’s other public company affiliations. Mr. Liu was, and still is, a director and member of the audit committee of a public company, which had previously been delisted from Nasdaq based on, among other reasons, public interest concerns related to the alleged misconduct of that company’s management.

Other Nasdaq inquiries

Nasdaq has made the following inquiries of the Company since January 2012:

1)	Nasdaq has inquired about the reasons for the resignation of Philip Lo from his positions as the Chief Financial Officer and Treasurer of the Company on January 18, 2012.

2)	On May 14, 2012, Nasdaq inquired about the Company’s progress on its internal control deficiencies referenced in the Company’s Annual Report on Forms 10-K (the “Reports”) for the fiscal years ended December 31, 2011 and December 31, 2010, as the deficiencies listed were identical in both Reports. Nasdaq was also concerned and inquired about the procedures that were taken by the Company in the guaranteeing of a 2010 loan that Xu Jie, the Chairman of the Company, had procured from Huaxia Bank, which had been guaranteed by Wuhan Blower Co., Ltd (“Wuhan Blower”), a subsidiary of the Company. The said loan was repaid by Wuhan Blower and then Wuhan Blower was paid back by Xu Jie.

3)	Nasdaq inquired whether the Company had properly followed its own procedures in the nominating process when appointing Mr. Liu as a director and member of the Audit Committee. Specifically, Nasdaq asked if Mr. Liu’s nomination had been presented to the Nominating Committee for approval and whether Mr. Liu’s background had properly been reviewed and vetted.

The Company is taking the necessary steps to rectify all of its internal control deficiencies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2012	Wuhan General Group (China), Inc.

	By:	/s/ Ruilong Qi
Name: Ruilong Qi
Title: Chief Executive Officer